Exhibit 99.1

3001 Deming Way Middleton, WI 53562-1431 P.O. Box 620992 Middleton, WI 53562-0992 (608) 275-3340

For Immediate Release	Investor/Media Contact: Dave Prichard 608-278-6141

Spectrum Brands Holdings Reports Fiscal 2019 First Quarter
Results from Continuing Operations and Reiterates Full-Year Guidance

Completes Over $3 Billion in Asset Sales in January and Repaid More Than $2.2 Billion of Debt Creating a Financially Stronger and More Focused Consumer Products Company

Middleton, WI, February 7, 2019 – Spectrum Brands Holdings, Inc. (NYSE: SPB; “Spectrum” or the “Company”), a leading global branded consumer products company focused on driving innovation and providing exceptional customer service, today reported results from continuing operations for the first quarter of fiscal 2019 ended December 30, 2018.

This press release includes non-GAAP metrics such as organic net sales, adjusted diluted earnings per share (EPS), adjusted EBITDA, and adjusted EBITDA margin.  See “Other Supplemental Information” below for reconciliation to comparable GAAP metrics.  Also see “Classification of the Company’s Reporting Segments” below for a discussion of the Company’s reporting segments.

“We achieved significant progress in January in the transformation of Spectrum Brands into a meaningfully stronger and more focused consumer products company with greater flexibility to drive long-term growth and value creation,” said David Maura, Chairman and Chief Executive Officer of Spectrum Brands Holdings.  “We completed the divestitures of both our Global Battery and Lighting and our Global Auto Care businesses for approximately $2.9 billion in cash and 5.3 million shares of Energizer Holdings common stock, while moving quickly to apply these proceeds to repay more than $2.2 billion of debt as part of our plan to delever our balance sheet.  We also reintegrated our Home & Personal Care division for reporting purposes. Finally, given our recent deleveraging, we may purchase shares in the open market or otherwise under our existing share repurchase program.”

Fiscal 2019 First Quarter Highlights from Continuing Operations:

•

Net sales of $874.6 million in the first quarter of fiscal 2019 decreased 4.9 percent compared to $919.6 million last year.  Excluding the impact of $13.6 million of unfavorable foreign exchange, organic net sales of $888.2 million fell 3.4 percent versus the prior year.

•

Net loss from continuing operations of $(29.7) million and diluted loss per share from continuing operations of $(0.56) in the first quarter of fiscal 2019 compared to net income from continuing

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operations of $40.0 million and diluted income per share from continuing operations of $1.24 in the prior year primarily due to the recapture of $29.0 million of non-cash depreciation and amortization charges for the Home & Personal Care division not recorded last year due to the segment being classified as held for sale, as well as a net income tax benefit in the first quarter of 2018 attributable to U.S. tax reform.

•

Adjusted diluted loss per share from continuing operations of $(0.20) in the first quarter of fiscal 2019 decreased versus adjusted diluted earnings per share of $0.68 last year predominantly due to the one-time recapture of $29.0 million, or $0.41, of non-cash depreciation and amortization charges for the Home & Personal Care business not recorded last year due to the segment being classified as held for sale, as well as lower volumes and an income tax benefit in last year’s first quarter due to US. tax reform.

•

Operating income of $24.8 million in the first quarter of fiscal 2019 compared to operating income of $51.3 million last year primarily due to lower volume and the one-time recapture of $29.0 million of non-cash depreciation and amortization charges for the Home & Personal Care division not recorded last year due to the segment being classified as held for sale, partially offset by lower acquisition and integration and restructuring charges.

•	Adjusted EBITDA of $115.3 million in the first quarter of fiscal 2019 decreased 13.1 percent compared to $132.7 million in fiscal 2018.
•

Adjusted EBITDA margin of 13.2 percent in the first quarter of fiscal 2019 decreased 120 basis points compared to 14.4 percent in fiscal 2018 primarily due to higher advertising spending, increased distribution costs and unfavorable mix.

“Our first quarter results were generally consistent with our expectations,” said Mr. Maura.  “Similar to the cadence Spectrum Brands has experienced in recent years, we expect fiscal 2019 will have a stronger second half than first half primarily due to the seasonality of Home & Garden and Hardware & Home Improvement, with the first quarter being our smallest quarter for sales and adjusted EBITDA.

“We are encouraged with the 2 percent organic top-line growth of our Pet business, led by strength in its large U.S. market as we continue the turnaround to improve the segment’s performance in Europe,” he said.  “Our Home & Personal Care results were consistent with our expectation of a slow start to this year as we focus on improving business fundamentals, anniversary difficult first half comparisons, and look to sequential improvement in 2019 primarily from new distribution wins and market share gains supported by new product introductions.

“As we stabilize our Home & Personal Care business this year, we are stepping up investments to accelerate innovation and increase marketing support behind our strong and well-known brands, including our just announced 5-year partnership between Remington and Manchester United,” Mr. Maura said.  “We believe this alliance will be an outstanding opportunity to showcase the depth and strength of our Remington line worldwide, and begin the process of further strengthening the incredible brand equity of this business.

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“HHI had a difficult comparison with last year’s 13 percent sales growth that was largely driven by hurricane-related recovery revenue, two significant, non-repeating promotional load-ins last year and a softer housing market this year,” he said.  “Despite recent housing trends, we continue to expect a solid performance from HHI in fiscal 2019.

“We reiterate our fiscal 2019 adjusted EBITDA guidance of $560 to $580 million,” Mr. Maura said, “and note that this outlook includes significant increases in investment spending in advertising, new product development and marketing to improve both the vitality and strength of our product offering.

“During 2018 and early 2019, we have undertaken significant management, operational and strategic changes and investments that are expected to create a more focused and financially stronger business that is well positioned for the future,” Mr. Maura said.

Fiscal 2019 First Quarter Consolidated Financial Results from Continuing Operations

Net sales of $874.6 million in the first quarter of fiscal 2019 decreased 4.9 percent compared to $919.6 million in fiscal 2018.  Excluding the impact of $13.6 million of unfavorable foreign exchange, organic net sales fell 3.4 percent.

Gross profit and gross profit margin in the first quarter of fiscal 2019 were $305.3 million and 34.9 percent, respectively, compared to $318.4 million and 34.6 percent, respectively, last year.  The gross profit margin percentage increase was primarily due to product mix.

Operating expenses of $280.5 million in the first quarter of fiscal 2019 increased compared to $267.1 million in the prior year principally due to the one-time recapture of $29.0 million of non-cash depreciation and amortization charges for the Home & Personal Care division not recorded last year due to the segment being classified as held for sale, partially offset by lower acquisition and integration and restructuring charges.  Operating income of $24.8 million decreased compared to operating income of $51.3 million last year.

Net loss from continuing operations was $(29.7) million, or $(0.56) diluted loss per share, in the first quarter of fiscal 2019 on average diluted shares and common stock equivalents outstanding of 53.4 million.  In the first quarter of fiscal 2018, net income from continuing operations was $40.0 million, or $1.24 diluted income per share, on average diluted shares and common stock equivalents outstanding of 32.6 million.  Adjusted diluted loss per share from continuing operations of $(0.20) in the first quarter of fiscal 2019 fell versus adjusted diluted EPS of $0.68 last year due to the one-time recapture of $29.0 million of non-cash depreciation and amortization charges for the Home & Personal Care business not recorded last year due to the segment being classified as held for sale, as well as lower volumes and an income tax benefit in last year’s first quarter due to US. tax reform.

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Adjusted EBITDA of $115.3 million in the first quarter of fiscal 2019 decreased 13.1 percent compared to $132.7 million in fiscal 2018.  Reported adjusted EBITDA margin fell 120 basis points to 13.2 percent compared to 14.4 percent last year.

Fiscal 2019 First Quarter Segment Level Data Compared to Prior Year

Hardware & Home Improvement (HHI)

	Three Month Periods Ended
(in millions, except %)	Dec. 30, 2018	Dec. 31, 2017	Variance
Net Sales	$305.1	$325.9	$(20.8)		(6.4%)
Operating Income	43.3	31.6	11.7		37.0%
Operating Income Margin	14.2%	9.7%	450	bps
Adjusted EBITDA	$55.6	$60.0	$(4.4)		(7.3%)
Adjusted EBITDA Margin	18.2%	18.4%	(20)	bps

Lower first quarter net sales were driven primarily by the absence of strong prior-year U.S. hurricane recovery demand across residential security, plumbing and builders’ hardware, as well as initial orders from new customer wins last year in residential security, and recent softness in housing markets.  Excluding unfavorable foreign exchange impacts of $1.6 million, organic net sales decreased 5.9 percent.

Increases in first quarter operating income and margin were primarily a result of reduced restructuring costs.  Lower adjusted EBITDA and margin were largely due to lower volumes and operating expense deleveraging.

Home & Personal Care (HPC)

	Three Month Periods Ended
(in millions, except %)	Dec. 30, 2018	Dec. 31, 2017	Variance
Net Sales	$317.2	$342.0	$(24.8)		(7.3%)
Operating Income	(7.9)	32.7	(40.6)		(124.2%)
Operating Income Margin	(2.5%)	9.6%	(1,210)	bps
Adjusted EBITDA	$35.0	$41.7	$(6.7)		(16.1%)
Adjusted EBITDA Margin	11.0%	12.2%	(120)	bps

Reduced first quarter net sales were driven primarily by lower global personal care revenues and, to a lesser extent, global small appliances revenues.  Personal care category sales fell double-digit in the U.S. primarily due to prior-year distribution losses in mass and food/drug categories, e-commerce channel softness and, to a lesser extent in Europe as a result of Brexit-related, soft consumer demand in the U.K.  Net sales for the small appliances product category decreased predominantly as a result of e-commerce category softness in the U.S. and in Europe also primarily from Brexit-related, soft consumer demand in the U.K.  Excluding unfavorable foreign exchange impacts of $10.2 million, organic net sales decreased 4.3 percent.

The operating loss and negative margin as well as decreased adjusted EBITDA and EBITDA margin were driven by the recapture of $29.0 million of non-cash depreciation and amortization charges not recorded

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last year due to the segment being held for sale, as well as lower sales and incremental advertising spending.

Global Pet Supplies (PET)

	Three Month Periods Ended
(in millions, except %)	Dec. 30, 2018	Dec. 31, 2017	Variance
Net Sales	$204.7	$202.4	$2.3		1.1%
Operating Income	12.5	13.0	(0.5)		(3.8%)
Operating Income Margin	6.1%	6.4%	(30)	bps
Adjusted EBITDA	$29.1	$34.1	$(5.0)		(14.7%)
Adjusted EBITDA Margin	14.2%	16.8%	(260)	bps

Higher first quarter net sales increased primarily due to a double-digit increase in U.S. companion animal revenues, predominantly dog chews and treats, partly offset by lower aquatics sales in the U.S. and in Europe, which also experienced lower branded dog and cat food sales.  Excluding unfavorable foreign exchange impacts of $1.8 million, organic net sales increased 2.0 percent.

Lower operating income, adjusted EBITDA and margins were primarily driven by unfavorable product mix and higher distribution costs.

Home & Garden (H&G)

	Three Month Periods Ended
(in millions, except %)	Dec. 30, 2018	Dec. 31, 2017	Variance
Net Sales	$47.6	$49.3	$(1.7)		(3.4%)
Operating Income	(2.4)	0.8	(3.2)		(400.0%)
Operating Income Margin	(5.0%)	1.6%	(660)	bps
Adjusted EBITDA	$3.1	$5.4	$(2.3)		(42.6%)
Adjusted EBITDA Margin	6.5%	11.0%	(450)	bps

First quarter net sales were higher in the same period last year as a result of strong household control and repellent revenues in Puerto Rico in the aftermath of Hurricane Maria.

Lower operating income and margin were predominantly driven by unfavorable product mix and higher input costs.  Decreased adjusted EBITDA and margin were primarily due to the timing of seasonal production, unfavorable product mix and higher input costs.

Classification of the Company’s Reporting Segments

Effective with the first quarter of fiscal 2019, the Company (i) classified its Home & Personal Care division, consisting of Personal Care and Small Appliances businesses, as continuing operations and as a reporting segment; and (ii) classified its Global Auto Care business as held for sale and reported as discontinued operations.  Spectrum Brands completed the divestiture of its Global Battery and Lighting discontinued operations, effective January 2, 2019, which was previously classified as held for sale and included as a component of discontinued operations, and its Global Auto Care business on January 28, 2019.  The

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Company’s Hardware & Home Improvement, Global Pet Supplies and Home & Garden businesses continue to be presented as continuing operations and reporting segments along with Home & Personal Care.

Liquidity and Debt

Spectrum Brands completed the first quarter of fiscal 2019 with a solid liquidity position, including a cash balance of approximately $252 million and more than $664 million available on its $800 million Cash Flow Revolver.

As of the end of the first quarter of fiscal 2019, the Company had approximately $4,800 million of debt outstanding, consisting of $114 million drawn on its Cash Flow Revolver, a series of secured Term Loans in the aggregate amount of $1,232 million, $3,196 million of senior unsecured notes, and approximately $258 million of capital leases and other obligations.

In January 2019, the Company prepaid in full all of its U.S. term loans totaling $1.23 billion, repaid $114 million on its Cash Flow Revolver, and redeemed all $890 million of its 7.75% senior unsecured notes using proceeds from its battery and auto care business divestitures.  As a result of this combined debt reduction of more than $2.2 billion, pro forma as of December 30, 2018 using trailing 4 fiscal-quarter EBITDA for continuing operations, gross leverage and net leverage were approximately 4.6 times and 3.1 times, respectively, down from 5.8 times and 5.2 times, respectively, at the end of fiscal 2018.  The Company continues to expect to end fiscal 2019 with leverage of approximately 3.5 times.

Fiscal 2019 Outlook

Spectrum Brands expects reported net sales growth from continuing operations in fiscal 2019 due to innovation, increased marketing investments, pricing actions (including tariff-related increases which are now expected to go into effect on March 1, 2019 for purposes of this outlook), and market share gains.  The impact from foreign exchange on net sales is now expected to have a negative impact of approximately 150 basis points based upon current rates.

Fiscal 2019 adjusted EBITDA from continuing operations is expected to be between $560-$580 million.  Capital expenditures from continuing operations are expected to be between $70-$75 million.

Conference Call/Webcast Scheduled for 9:00 A.M. Eastern Time Today

Spectrum Brands will host an earnings conference call and webcast at 9:00 a.m. Eastern Time today, February 7.  To access the live conference call, U.S. participants may call 877-556-5260 and international participants may call 973-532-4903.  The conference ID number is 6571108.  A live webcast and related presentation slides will be available by visiting the Event Calendar page in the Investor Relations section of Spectrum Brands’ website at www.spectrumbrands.com.

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A replay of the live webcast also will be accessible through the Event Calendar page in the Investor Relations section of the Company’s website.  A telephone replay of the conference call will be available through February 21.  To access this replay, participants may call 855-859-2056 and use the same conference ID number.

About Spectrum Brands Holdings, Inc.

Spectrum Brands, a member of the Russell 1000 Index, is a global and diversified consumer products company and a leading supplier of residential locksets, residential builders’ hardware, plumbing, shaving and grooming products, personal care products, small household appliances, specialty pet supplies, lawn and garden and home pest control products, and personal insect repellents. Helping to meet the needs of consumers worldwide, our Company offers a portfolio of market-leading, well-known and widely trusted brands including Kwikset®, Weiser®, Baldwin®, National Hardware®, Pfister®,  Remington®, George Foreman®, Black + Decker®, Tetra®, Marineland®, GloFish®, Nature’s Miracle®, Dingo®, 8-in-1®, FURminator®, IAMS® and Eukanuba® (Europe only), Healthy-Hide®, Digest-eeze™, DreamBone®, SmartBones®, Littermaid®, Spectracide®, Cutter®, Repel®, Hot Shot®, Black Flag® and Liquid Fence®.   For more information, visit www.spectrumbrands.com.

Non-GAAP Measurements

Management believes that certain non-GAAP financial measures may be useful in certain instances to provide additional meaningful comparisons between current results and results in prior operating periods.  Management believes that organic net sales provide for a more complete understanding of underlying business trends of regional and segment performance by excluding the impact of currency exchange rate fluctuations and the impact of acquisitions.  In addition, within this release, including the supplemental information attached hereto, reference is made to adjusted diluted EPS, adjusted earnings before interest, taxes, depreciation and amortization (EBITDA), and adjusted EBITDA margin.   Adjusted EBITDA is a metric used by management to evaluate segment performance and frequently used by the financial community which provides insight into an organization’s operating trends and facilitates comparisons between peer companies, since interest, taxes, depreciation and amortization can differ greatly between organizations as a result of differing capital structures and tax strategies. Adjusted EBITDA also is one of the measures used for determining compliance with the Company’s debt covenants.  Adjusted EBITDA excludes certain items that are unusual in nature or not comparable from period to period.  Adjusted EBITDA margin reflects adjusted EBITDA as a percentage of net sales of the Company.  Organic adjusted EBITDA excludes the impact of currency exchange rate fluctuations and acquisitions. The Company’s management uses adjusted diluted EPS as one means of analyzing the Company’s current and future financial performance and identifying trends in its financial condition and results of operations.  Management believes that adjusted diluted EPS is a useful measure for providing further insight into our operating performance because it eliminates the effects of certain items that are not comparable from one period to the next.  An income tax adjustment is included in adjusted diluted EPS to exclude the impact of the valuation allowance against deferred taxes and other tax-related items in order to reflect a normalized ongoing effective tax rate.  The Company provides this information to investors to assist in comparisons of past, present and future operating results and to assist in highlighting the results of on-going operations.  While the

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Company’s management believes that non-GAAP measurements are useful supplemental information, such adjusted results are not intended to replace the Company’s GAAP financial results and should be read in conjunction with those GAAP results.  Other Supplemental Information has been provided to demonstrate reconciliation of non-GAAP measurements discussed above to most relevant GAAP financial measurements.

Forward-Looking Statements

This document contains, and certain oral and written statements made by our representatives from time to time may contain, forward-looking statements, including, without limitation, statements made under “Fiscal 2019 Outlook”, other statements regarding the Company’s ability to meet its expectations for its fiscal 2019 and 2020 and the Company’s share repurchase program, for which the manner of purchase, the number of shares to be purchased and the timing of purchases will be based on a number of factor including the price of the Company’s common stock, general business and market conditions and applicable legal requirements, and is subject to the discretion of the Company's management and may be discontinued at any time. We have tried, whenever possible, to identify these statements by using words like “future,” “anticipate”, “intend,” “plan,” “estimate,” “believe,” “belief,” “expect,” “project,” “forecast,” “could,” “would,” “should,” “will,” “may,” and similar expressions of future intent or the negative of such terms. These statements are subject to a number of risks and uncertainties that could cause results to differ materially from those anticipated as of the date of this release. Actual results may differ materially as a result of (1) the impact of our indebtedness on our business, financial condition and results of operations; (2) the impact of restrictions in our debt instruments on our ability to operate our business, finance our capital needs or pursue or expand business strategies; (3) any failure to comply with financial covenants and other provisions and restrictions of our debt instruments; (4) the impact of actions taken by significant stockholders; (5) the impact of fluctuations in commodity prices, costs or availability of raw materials or terms and conditions available from suppliers, including suppliers’ willingness to advance credit; (6) interest rate and exchange rate fluctuations; (7) the loss of significant reduction in, or dependence upon, sales to any significant retail customer(s); (8) competitive promotional activity or spending by competitors, or price reductions by competitors; (9) the introduction of new product features or technological developments by competitors and/or the development of new competitors or competitive brands; (10) the effects of general economic conditions, including inflation, recession or fears of a recession, depression or fears of a depression, labor costs and stock market volatility or changes in trade, tariff, monetary or fiscal policies in the countries where we do business; (11) changes in consumer spending preferences and demand for our products; (12) our ability to develop and successfully introduce new products, protect our intellectual property and avoid infringing the intellectual property of third parties; (13) our ability to successfully implement, achieve and sustain manufacturing and distribution cost efficiencies and improvements, and fully realize anticipated cost savings; (14) the seasonal nature of sales of certain of our products; (15) the effects of climate change and unusual weather activity; (16) the cost and effect of unanticipated legal, tax or regulatory proceedings or new laws or regulations (including environmental, public health and consumer protection regulations); (17) public perception regarding the safety of products that we manufacture and sell, including the potential for environmental liabilities, product liability claims, litigation and other claims related to products manufactured by us and third parties; (18) the impact of pending or threatened litigation; (19) the impact of cybersecurity breaches or our actual or perceived failure to protect company and personal data; (20) changes in accounting policies applicable

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to our business; (21) our ability to utilize net operating loss carry-forwards to offset tax liabilities from future taxable income; (22) government regulations; (23) the impact of expenses resulting from the implementation of new business strategies, divestitures or current and proposed restructuring activities; (24) our inability to successfully integrate and operate new acquisitions at the level of financial performance anticipated; (25) the unanticipated loss of key members of senior management; (26) the effects of political or economic conditions, terrorist attacks, acts of war or other unrest in international markets; and (27) the other risk factors set forth in the securities filings of Spectrum Brands Holdings, Inc., including the most recently filed Annual Report on Form 10-K or Quarterly Report on Form 10-Q.

Spectrum Brands also cautions the reader that its estimates of trends, market share, retail consumption of its products and reasons for changes in such consumption are based solely on limited data available to Spectrum Brands and management’s reasonable assumptions about market conditions, and consequently may be inaccurate, or may not reflect significant segments of the retail market.    Spectrum Brands also cautions the reader that undue reliance should not be placed on any forward-looking statements, which speak only as of the date of this release. Spectrum Brands undertakes no duty or responsibility to update any of these forward-looking statements to reflect events or circumstances after the date of this report or to reflect actual outcomes.

# # #

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SPECTRUM BRANDS HOLDINGS, INC.
CONDENSED CONSOLIDATED STATEMENTS OF INCOME (Unaudited)

	Three Month Periods Ended
(in millions, except per share amounts)	Dec. 30, 2018	Dec. 31, 2017
Revenue	874.6	919.6
Cost of goods sold	568.4	600.9
Restructuring and related charges	0.9	0.3
Gross profit	305.3	318.4
Selling	155.6	153.8
General and administrative	104.0	79.7
Research and development	11.1	11.5
Acquisition and integration related charges	1.6	5.3
Restructuring and related charges	8.2	16.8
Total operating expenses	280.5	267.1
Operating income	24.8	51.3
Interest expense	57.0	75.4
Other non-operating expense (income) , net	0.7	(0.8)
Loss from continuing operations before income taxes	(32.9)	(23.3)
Income tax benefit	(3.4)	(120.5)
Net (loss) income from continuing operations	(29.5)	97.2
(Loss) Income from discontinued operations, net of tax	(82.8)	481.6
Net (loss) income	(112.3)	578.8
Net income attributable to non-controlling interest	0.2	71.4
Net (loss) income attributable to controlling interest	$(112.5)	$507.4
Amounts attributable to controlling interest
Net (loss) income from continuing operations attributable to controlling interest	$(29.7)	$40.0
Net (loss) income from discontinued operations attributable to controlling interest	(82.8)	467.4
Net (loss) income attributable to controlling interest	$(112.5)	$507.4
Earnings Per Share
Basic earnings per share from continuing operations	$(0.56)	$1.24
Basic earnings per share from discontinued operations	(1.55)	14.45
Basic earnings per share	$(2.11)	$15.69
Diluted earnings per share from continuing operations	$(0.56)	$1.23
Diluted earnings per share from discontinued operations	(1.55)	14.32
Diluted earnings per share	$(2.11)	$15.55
Weighted Average Shares Outstanding
Basic	53.4	32.3
Diluted	53.4	32.6

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SPECTRUM BRANDS HOLDINGS, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOW (Unaudited)

	Three Month Periods Ended
(in millions)	Dec. 30, 2018	Dec. 31, 2017
Cash flows from operating activities
Net (loss) income	$(112.3)	$578.8
(Loss) income from discontinued operations, net of tax	(82.8)	481.6
Net (loss) income from continuing operations	(29.5)	97.2
Adjustments to reconcile net income to net cash from operating activities:
Depreciation and amortization	66.0	38.5
Share based compensation	6.0	4.5
Purchase accounting inventory adjustment	—	0.8
Pet safety recall inventory write-off	—	1.6
Amortization of debt issuance costs and debt discount	4.7	4.3
Dividends from subsidiaries classified as discontinued operations	—	3.1
Deferred tax benefit	(26.5)	(128.7)
Net changes in operating assets and liabilities	(304.7)	(202.8)
Net cash used by operating activities from continuing operations	(284.0)	(181.5)
Net cash (used) provided by operating activities from discontinued operations	(27.9)	120.7
Net cash used by operating activities	(311.9)	(60.8)
Cash flows from investing activities
Purchases of property, plant and equipment	(13.5)	(20.3)
Proceeds from sales of property, plant and equipment	0.1	0.9
Proceeds from sale of HRG Insurance Operations	—	1,490.2
Net cash (used) provided by investing activities from continuing operations	(13.4)	1,470.8
Net cash used by investing activities from discontinued operations	(5.1)	(179.6)
Net cash (used) provided by investing activities	(18.5)	1,291.2
Cash flows from financing activities
Proceeds from issuance of debt	124.3	231.4
Payment of debt	(45.6)	(123.4)
Payment of debt issuance costs	—	(0.1)
Treasury stock purchases	(18.5)	—
Purchases of subsidiary stock, net	—	(8.2)
Dividends paid to shareholders	(22.4)	—
Dividends paid by subsidiary to non-controlling interest	—	(9.8)
Share based award tax withholding payments, net of proceeds upon vesting	(2.2)	(22.2)
Other financing activities, net	—	1.4
Net cash used by financing activities from continuing operations	35.6	69.1
Net cash (used) provided by financing activities from discontinued operations	(2.3)	116.5
Net cash provided by financing activities	33.3	185.6
Effect of exchange rate changes on cash and cash equivalents	(2.9)	(0.2)
Net change in cash, cash equivalents and restricted cash	(300.0)	1,415.8
Net change in cash, cash equivalents and restricted cash in discontinued operations	—	38.3
Net change in cash, cash equivalents and restricted cash in continuing operations	(300.0)	1,377.5
Cash, cash equivalents and restricted cash, beginning of period	561.3	285.4
Cash, cash equivalents and restricted cash, end of period	$261.3	$1,662.9

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SPECTRUM BRANDS HOLDINGS, INC.
CONDENSED CONSOLIDATED STATEMENTS OF FINANCIAL POSITION (Unaudited)

(in millions)	Dec. 30, 2018	Sept. 30, 2018
Assets
Cash and cash equivalents	$252.4	$552.5
Trade receivables, net	414.0	316.9
Other receivables	68.7	51.8
Inventories	723.2	583.6
Prepaid expenses and other current assets	62.6	63.2
Current assets of business held for sale	2,283.4	2,406.3
Total current assets	3,804.3	3,974.3
Property, plant and equipment, net	477.7	499.1
Deferred charges and other	219.0	230.5
Goodwill	1,447.4	1,454.7
Intangible assets, net	1,603.1	1,641.8
Total assets	$7,551.5	$7,800.4
Liabilities and Shareholders' Equity
Current portion of long-term debt	$2,138.2	$26.9
Accounts payable	471.4	585.0
Accrued wages and salaries	48.2	55.3
Accrued interest	76.9	65.0
Other current liabilities	203.5	158.7
Current liabilities of business held for sale	463.2	539.1
Total current liabilities	3,401.4	1,430.0
Long-term debt, net of current portion	2,589.3	4,624.3
Deferred income taxes	35.0	35.0
Other long-term liabilities	119.9	121.5
Total liabilities	6,145.6	6,210.8
Shareholders' equity	1,397.4	1,581.3
Noncontrolling interest	8.5	8.3
Total equity	1,405.9	1,589.6
Total liabilities and equity	$7,551.5	$7,800.4

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SPECTRUM BRANDS HOLDINGS, INC.
OTHER SUPPLEMENTAL INFORMATION (Unaudited)

ADJUSTED DILUTED EPS

We define adjusted diluted EPS as reported diluted EPS excluding the effect of one-time, non-recurring activity and volatility associated with our income tax expense. The Company believes that adjusted diluted EPS provides further insight and comparability in operating performance as it eliminates the effects of certain items that are not comparable from one period to the next. Adjustments to diluted EPS include the following:

•

proforma adjustment associated with the per share impact from the HRG Merger, including the change in weighted average shares from the incremental shares issued to execute the HRG Merger share exchange with Spectrum’s non-controlling interest,  plus the inclusion of income attributable to non-controlling interest in Spectrum recognized by HRG Group, Inc. (“HRG”) prior to the consolidation of the shareholder groups and recognition of Spectrum as a wholly-owned business after completion of the HRG Merger;

•

acquisition and integration costs that consist of transaction costs from nonrecurring acquisition transactions during the period and/or subsequent integration related project costs directly associated with the acquired business;

•	Divestiture related transaction costs that are recognized in continuing operations due to the change in plan to cease marketing and selling of the HPC business;
•	restructuring and related costs, which consist of project costs associated with restructuring initiatives across segments;
•	purchase accounting inventory adjustments recognized in earnings subsequent to an acquisition;
•	non-cash asset impairments or write-offs of intangible assets, goodwill, or property plant and equipment realized;
•	estimated costs from a non-recurring voluntary recall of rawhide product by the PET segment;
•	transaction costs associated with the HRG Merger;
•

non-recurring HRG net operating costs that consist of redundant and duplicative costs from the legacy HRG corporate operations that are eliminated post HRG Merger transaction date of July 13, 2018, including compensation and benefits, directors fees, professional fees, insurance, public company costs, among others; also including other non-recurring interest income, a one-time fee for the termination of the HRG New York corporate home office lease and the one-time termination fee of HRG legacy pension plan.

•	interest costs associated with HRG-originated debt; and
•

other adjustments primarily consisting of incremental costs for separation of key senior executives, costs attributable to flood damage at the Company’s facilities in Middleton, Wisconsin, and certain fines and penalties from customers for delayed shipments following the completion of a PET distribution center consolidation in EMEA for the three month period ended December 30, 2018.

Income tax adjustment to diluted EPS is to exclude the impact of adjusting the valuation allowance against deferred taxes and other tax related items in order to reflect a normalized ongoing effective tax rate of 25.0% and 24.5% for the three month periods ended December 30, 2018 and December 31, 2017, respectively, net of adjustments made to diluted EPS, based upon enacted corporate tax rate in the United States.

The following is a reconciliation of reported diluted EPS from continuing operations to adjusted diluted EPS from continuing operations for the three month periods ended December 30, 2018 and December 31, 2017.

	Three Month Periods Ended
	Dec. 30, 2018	Dec. 31, 2017
Diluted earnings per share from continuing operations, as reported	$(0.56)	$1.23
Adjustments:
HRG Merger share exchange proforma adjustment	—	0.49
Acquisition, divestiture and integration related charges	0.12	0.10
Restructuring and related charges	0.17	0.31
Purchase accounting inventory adjustment	—	0.01
Pet safety recall	0.01	0.13
HRG merger related transaction costs	—	0.05
Non-recurring HRG net operating costs	—	0.09
Interest cost on HRG debt	—	0.66
Other	0.06	—
Income tax adjustment	—	(2.39)
Total adjustments	0.36	(0.55)
Diluted earnings per share from continuing operations, as adjusted	$(0.20)	$0.68

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SPECTRUM BRANDS HOLDINGS, INC.
OTHER SUPPLEMENTAL INFORMATION (Unaudited)

ADJUSTED DILUTED EPS (continued)

The weighted average shares and adjusted earnings per share data are adjusted for the three month period ended December 31, 2017, to reflect the reverse stock split and share exchange because of the HRG Merger, which closed on July 13, 2018.  For the three month period ended December 31, 2017, the weighted average shares was adjusted using (i) the 20-trading-day volume-weighted average price per share of Spectrum common stock ending on July  12, 2018, (ii) the number of shares of Spectrum common stock outstanding, the number of shares of Spectrum common stock held by HRG and its subsidiaries and the number of shares of Spectrum common stock outstanding as of July 12, 2018, (iii) $328.2 million of HRG net indebtedness and transaction expense at closing, and (iv) a $200.0 million upward adjustment contemplated by the Merger Agreement, each HRG stockholder received approximately 0.1613 of a share of the post-Merger combined company stock for each share of pre-Merger common stock.    The following is a recalculation of the weighted average shares adjusted for the impact of the reverse stock split and share exchange for the three month period ended December 31,  2017.

Three month period ended (in millions, except per share amounts)	December 31, 2017
Spectrum weighted average shares	57.7
Spectrum weighted average shares owned by HRG	34.3
Spectrum weighted average shares owned by third parties (A)	23.4
HRG weighted average shares	202.3
HRG share conversion at 1 to 0.1613 (B)	32.6
Total weighted average shares (A + B)	56.0

The following summarizes acquisition, divestiture and integration related charges for the three month periods ended December 30, 2018 and December 31, 2017:

	Three Month Periods Ended
(in millions)	Dec. 30, 2018	Dec. 31, 2017
HHI	$0.5	$2.7
PetMatrix	0.6	1.6
Glofish	—	0.4
Other integration related charges	0.5	0.6
HPC divestiture related charges	4.7	—
Total	$6.3	$5.3

The following summarizes restructuring and related charges for the three month periods ended December 30, 2018 and December 31, 2017:

	Three Month Periods Ended
(in millions)	Dec. 30, 2018	Dec. 31, 2017
Project Ignite	$5.9	$1.1
HHI distribution center consolidation	2.4	15.2
PET rightsizing initiative	—	0.6
Other restructuring activities	0.8	0.2
Total restructuring and related charges	$9.1	$17.1

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SPECTRUM BRANDS HOLDINGS, INC.
OTHER SUPPLEMENTAL INFORMATION (Unaudited)

NET SALES AND ORGANIC NET SALES

The following is a summary of net sales by segment for the three month periods ended December 30, 2018 and December 31, 2017, respectively:

	Three Month Periods Ended
(in millions, except %)	December 30, 2018	December 31, 2017	Variance
HHI	$305.1	$325.9	(20.8)	(6.4%)
HPC	317.2	342.0	(24.8)	(7.3%)
PET	204.7	202.4	2.3	1.1%
H&G	47.6	49.3	(1.7)	(3.4%)
Net Sales	$874.6	$919.6	(45.0)	(4.9%)

We define organic net sales as reported net sales excluding the effect of changes in foreign currency exchange rates and acquisitions. We believe this non-GAAP measure provides useful information to investors because it reflects regional and operating segment performance from our activities without the effect of changes in currency exchange rate and/or acquisitions. We use organic net sales as one measure to monitor and evaluate our regional and segment performance. Organic growth is calculated by comparing organic net sales to reported net sales in the prior year. The effect of changes in currency exchange rates is determined by translating the period’s net sales using the currency exchange rates that were in effect during the prior period. Net sales are attributed to the geographic regions based on the country of destination. We exclude net sales from acquired businesses in the current year for which there are no comparable sales in the prior period. The following is a reconciliation of reported sales to organic sales for the three month period ended December 30, 2018 compared to reported net sales for the three month period ended December 31, 2017, respectively:

	December 30, 2018
Three Month Periods Ended (in millions, except %)	Net Sales	Effect of Changes in Currency	Organic Net Sales	Net Sales December 31, 2017	Variance
HHI	305.1	1.6	306.7	325.9	(19.2)	(5.9%)
HPC	317.2	10.2	327.4	342.0	(14.6)	(4.3%)
PET	204.7	1.8	206.5	202.4	4.1	2.0%
H&G	47.6	—	47.6	49.3	(1.7)	(3.4%)
Net Sales	$874.6	$13.6	$888.2	$919.6	(31.4)	(3.4%)

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SPECTRUM BRANDS HOLDINGS, INC.
OTHER SUPPLEMENTAL INFORMATION (Unaudited)

ADJUSTED EBITDA AND ADJUSTED EBITDA MARGIN

Adjusted EBITDA (Earnings Before Interest, Taxes, Depreciation, Amortization) is a non-GAAP metric used by management that we believe provides useful information to investors because it reflects ongoing operating performance and trends of our segments excluding certain non-cash based expenses and/or non-recurring items during each of the comparable periods and facilitates comparisons between peer companies since interest, taxes, depreciation and amortization can differ greatly between organizations as a result of differing capital structures and tax strategies. Further, adjusted EBITDA is a measure used for determining the Company’s debt covenant. EBITDA is calculated by excluding the Company’s income tax expense, interest expense, depreciation expense and amortization expense (from intangible assets) from net income. Adjusted EBITDA further excludes the following:

•

Stock based and other incentive compensation costs that consist of costs associated with long-term compensation arrangements and other equity based compensation based upon achievement of long-term performance metrics; and generally consist of non-cash, stock-based compensation. During the three month period ended December 30, 2018, the Company issued certain incentive bridge awards due to changes in the Company’s long-term incentive compensation plans that allow for cash based payment upon employee election, which are included in the adjustment, but would not qualify for shared-based compensation;

•

Acquisition and integration related charges that consist of transaction costs from qualifying acquisition transactions during the period, or subsequent integration related project costs directly associated with an acquired business;

•	Divestiture related transaction costs that are recognized in continuing operations due to the change in plan to cease marketing and selling of the HPC business;
•	Restructuring and related charges, which consist of project costs associated with restructuring initiatives across the segments;
•	Non-cash purchase accounting inventory adjustments recognized in earnings from continuing operations subsequent to an acquisition (when applicable);
•	Non-cash asset impairments or write-offs realized and recognized in earnings from continuing operations (when applicable);
•	Incremental costs associated with a safety recall in the PET segment.
•	Transactions costs directly associated with the Spectrum Merger during the three month period ended December 31, 2017;
•

Non-recurring HRG net operating costs during the period ended December 31, 2017, considered to be redundant or duplicative as a result of the Spectrum Merger and not considered a component of the continuing commercial products company post-merger, including compensation and benefits, directors fees, professional fees, insurance, public company costs, amongst others, and including interest and other non-recurring income that will ultimately be eliminated following the transaction; and

•

Other adjustments primarily consisting of incremental costs for separation of key senior executives, costs attributable to flood damage at the Company’s facilities in Middleton, Wisconsin, and certain fines and penalties from customers for delayed shipments following the completion of a PET distribution center consolidation in EMEA for the three month period ended December 30, 2018.

Adjusted EBITDA margin is calculated as adjusted EBITDA as a percentage of reported net sales for the respective period.

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SPECTRUM BRANDS HOLDINGS, INC.
OTHER SUPPLEMENTAL INFORMATION (Unaudited)

ADJUSTED EBITDA AND ADJUSTED EBITDA MARGIN (continued)

The following is a reconciliation of reported net income to adjusted EBITDA for the three month periods ended December 30, 2018 and December 31, 2017, including the calculation of adjusted EBITDA margin for each of the respective periods.

Three Month Period Ended Dec. 30, 2018 (in millions, except %)	HHI	HPC	PET	H&G	Corporate	Consolidated
Net income (loss) from continuing operations	$43.7	$(8.1)	$11.8	$(2.4)	$(74.5)	$(29.5)
Income tax benefit	—	—	—	—	(3.4)	(3.4)
Interest expense	—	—	—	—	57.0	57.0
Depreciation and amortization	8.6	38.1	10.6	4.8	3.9	66.0
EBITDA	52.3	30.0	22.4	2.4	(17.0)	90.1
Share based compensation	—	—	—	—	6.0	6.0
Acquisition and integration related charges	0.5	—	0.7	—	0.4	1.6
Restructuring and related charges	2.8	0.2	2.6	0.7	2.8	9.1
HPC divestiture related charges	—	4.7	—	—	—	4.7
Pet safety recall	—	—	0.6	—	—	0.6
Other	—	0.1	2.8	—	0.3	3.2
Adjusted EBITDA	$55.6	$35.0	$29.1	$3.1	$(7.5)	$115.3
Net Sales	$305.1	$317.2	$204.7	$47.6	$—	$874.6
Adjusted EBITDA Margin	18.2%	11.0%	14.2%	6.5%	—	13.2%

Three Month Period Ended Dec. 31, 2017 (in millions, except %)	HHI	HPC	PET	H&G	Corporate	Consolidated
Net income from continuing operations	$31.1	$32.6	$12.9	$0.7	$19.9	$97.2
Income tax benefit	—	—	—	—	(120.5)	(120.5)
Interest expense	—	—	—	—	75.4	75.4
Depreciation and amortization	11.0	8.8	10.4	4.7	3.6	38.5
EBITDA	42.1	41.4	23.3	5.4	(21.6)	90.6
Share based compensation	—	—	—	—	4.5	4.5
Acquisition and integration related charges	2.7	0.3	2.1	—	0.2	5.3
Restructuring and related charges	15.2	—	0.6	—	1.3	17.1
Inventory acquisition step-up	—	—	0.8	—	—	0.8
Pet safety recall	—	—	7.3	—	—	7.3
Spectrum merger related transaction charges	—	—	—	—	2.8	2.8
Non-recurring HRG operating costs and interest income	—	—	—	—	4.3	4.3
Adjusted EBITDA	$60.0	$41.7	$34.1	$5.4	$(8.5)	$132.7
Net Sales	$325.9	$342.0	$202.4	$49.3	$—	$919.6
Adjusted EBITDA Margin	18.4%	12.2%	16.8%	11.0%	—	14.4%

The following is a reconciliation of forecasted net income to adjusted EBITDA for the fiscal year ending September 30, 2019.

(in millions)	F2019
Net income	$40-72
Income tax expense	40-51
Interest expense	180-190
Depreciation and amortization	175-185
EBITDA	455-478
Share based compensation	55
Acquisition and integration related charges	3-5
Restructuring and related charges	34-36
Inventory acquisition step-up	5
Pet safety recall	1
Other	3-4
Adjusted EBITDA	$560-580

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